EXHIBIT 99.1
GETTING READY CORPORATION AND WINSTON LABORATORIES, INC.
ANNOUNCE COMPLETION OF MERGER
Miami, FL and Vernon Hills, IL — September 25, 2008 — Winston Laboratories, Inc., a company engaged in the discovery and development of products for pain management, and Getting Ready Corporation, a publicly-traded company with no active operations (“GTRY”), completed a merger on September 25, 2008, pursuant to a merger agreement providing for the merger of Winston with and into Winston Acquisition Corp., a wholly-owned subsidiary of GTRY. Winston will continue as the surviving entity in the merger and as a wholly-owned subsidiary of GTRY. In connection with the consummation of the merger, GTRY expects to change its name from “Getting Ready Corporation” to “Winston Pharmaceuticals, Inc.” GTRY’s trading symbol is “GTRY.OB,” which the company expects to change in connection with the name change. GTRY intends to apply to have its shares listed on the American Stock Exchange.
As previously reported, simultaneously with the signing of the merger agreement, on November 13, 2007, a group of investors led by Dr. Phillip Frost, Chairman and Chief Executive Officer of Opko Health, Inc., invested approximately $5.0 million in Winston in exchange for shares of preferred stock and warrants of Winston. Prior to the closing of the merger, a group of investors led by Dr. Phillip Frost and Glenn L. Halpryn made an additional $4.0 million investment in Winston’s preferred stock. The proceeds from the investments have and will fund ongoing research and development activities and current operations.
Under the terms of the merger agreement, at the closing of the merger, each common share of Winston issued and outstanding was converted into and exchanged for the right to receive approximately 17.65 shares of common stock of GTRY, and each share of preferred stock of Winston was converted into and exchanged for the right to receive approximately .01751 shares of preferred stock of GTRY, each such share being convertible into 1,000 shares of GTRY common stock. Each Winston option was assumed by GTRY and is now exercisable for approximately 17.65 shares of common stock of GTRY, and each Winston warrant was assumed by GTRY and is now exercisable for approximately .01751 shares of preferred stock of GTRY, each such share being convertible into 1,000 shares of GTRY common stock. As a result of the merger, GTRY’s stockholders own approximately 2.56% of the combined company on a fully diluted basis, the stockholders and option holders of Winston, excluding the new investors, own approximately 63.00% of the combined company on a fully diluted basis, the new investors own convertible preferred stock representing approximately 24.44% of the combined company on a fully diluted basis. Warrants issued to certain of the new investors are now exercisable for four years for up to 10% of the common equity of the combined company on a fully diluted basis.
The Board of Directors of GTRY initially will consist of four directors to be appointed by Winston and three directors to be appointed by GTRY. Dr. Joel Bernstein, currently the Chief Executive Officer and principal shareholder of Winston, will serve as Chief Executive Officer of the combined company and as its Chairman of the Board. The company is now headquartered in Vernon Hills, Illinois.

“Dr. Phillip Frost and I are pleased to be working together to build what we expect will become one of North America’s leading pharmaceutical companies focused on pain control. We plan to introduce branded pharmaceutical products that will offer new therapeutic options for the growing number of patients suffering from acute or chronic pain,” stated Dr. Bernstein.
Glenn Halpryn, the current Chairman and President of Getting Ready Corporation, stated “The management and R&D teams at Winston Laboratories have a successful history of developing pharmaceutical products for pain management. The present merger provides Getting Ready shareholders an opportunity to benefit from the commercial and technical expertise demonstrated by Winston’s management, as the Company continues to develop therapeutic products which address unmet medical needs, including the expanding demand for osteoarthritic and surgical pain products.”
About Winston Laboratories
Winston Laboratories focuses on major pain indications as well as on niche markets, where there is still significant unmet need for pain management options with improved efficacy, safety, and tolerability profiles. Winston’s product candidates span a range of pain indications, including episodic cluster headache, chronic daily headache, osteoarthritis, neuropathic pain, cancer pain and post-operative pain.
Winston Laboratories’ flagship compound is civamide, a TRPV-1 (transient receptor potential vanilloid—1) receptor modulator, which we believe provides exceptionally long-lasting analgesic activity. A single oral dose of civamide, for example, provides effective analgesia for at least 7 days in a variety of animal pain models. Winston is engaged in late-stage development of civamide for various pain indications, and submitted its first marketing authorization applications in Europe for relief of osteoarthritis pain during the first quarter of 2008, and will be filing similar marketing authorization applications in Canada and the United States during the fourth quarter of 2008.
About Civamide
Civamide (cis-8-methyl-N-vanillyl-6-nonenamide) is a patented, synthetically produced TRPV-1 receptor modulator, which selectively depresses the activity of the type-C pain fibers. Civamide causes an initial release of the neuropeptides, substance P (SP) and calcitonin-gene related peptide (CGRP). Pain transmission is then diminished by the subsequent depletion of SP and CGRP from the neuron, coupled with suppression of the synthesis and transport of neuropeptides along the neuron.
This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), regarding product development efforts and other non-historical facts about expectations, beliefs or intentions regarding the business, technologies and products, financial condition, strategies or prospects. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments, including the risks that any products under development may fail, may not achieve the expected results or effectiveness and may not generate data that would support the approval or marketing of products for the ailments being studied or for other ailments. In addition, forward-looking statements also may be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. We do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.
CONTACT: Getting Ready Corporation
Glenn L. Halpryn, President
(305) 573-4112

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